news release

EXHIBIT 99.1

Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Janis Smith
202-752-6673
Number:	4530
Date:	November 18, 2008

Fannie Mae Receives NYSE Notification on Continued Listing

WASHINGTON, DC – Fannie Mae (FNM/NYSE) today reported in a filing with the Securities and Exchange Commission (SEC) that the company has been notified by the New York Stock Exchange (NYSE) that it has failed to satisfy one of the NYSE’s standards for continued listing of its common stock.

The NYSE advised the company that it was below the exchange’s price criteria for common stock because the average closing price of Fannie Mae’s common stock for the 30 consecutive trading days ending November 12, 2008 was less than $1.00 per share. As a result, the company’s common stock and each of its listed series of preferred stock are subject to suspension and delisting unless the company notifies the NYSE by November 26, 2008 of its intent to cure this deficiency. If the company provides this notice, it will have six months from November 12, 2008, subject to monitoring by the NYSE, to bring its common stock share price and average share price for 30 consecutive trading days above $1.00. Fannie Mae is currently working with its conservator, the Federal Housing Finance Authority, to explore options relating to this deficiency and has not yet determined its response or any specific action that it will take as a result of the exchange’s notice.

Fannie Mae’s common stock and each of the company’s listed series of preferred stock currently remain listed on the exchange under the symbol or prefix “FNM,” and will trade on the main platform. Further, each will be assigned a “.BC” indicator by the NYSE to indicate to investors that the company is not currently in compliance with the exchange’s continued listing standards.

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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help those who house America.